FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   OCTOBER 31, 2001  |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
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1.  Name and Address of Reporting Person

      Feshbach,                     Joseph                       L.
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       (Last)                      (First)                    (Middle)

     c/o QuadraMed Corporation  22 Pelican Way
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                                  (Street)

     San Rafael,                  California                    94901
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

    08/13/01
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)


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4.  Issuer Name and Ticker or Trading Symbol

    QuadraMed Corporation (QMDC)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (X) Director
    ( ) 10% Owner
    ( ) Officer (give title below)
    ( ) Other (specify title below)
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

    X  Form filed by One Reporting Person
   ----
       Form filed by More than One Reporting Person
   ----

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

1.   Issuer Common Stock

2.   10,000

3.   I

4.   Lucinda H. Feshbach Trust
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)

   (i)  Non-Employee Director stock
        option

   (ii) Non-Employee Director stock
        option

   (iii)Consultant Stock Option

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2. Date Exercisable and Expiration Date (Month/Day/Year)


       (i)   8/13/2002(1)                                8/12/2011

       (ii)  8/13/2002(1)                                8/12/2011

       (iii) 7/31/2001                                   4/27/06
     ------------------------                  -------------------------
         Date Exercisable                            Expiration Date

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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)



    (i)   Issuer Common Stock, $.01                 10,000
          par value

    (ii)  Issuer Common Stock, $.01                 20,000
          par value

    (iii) Issuer Common Stock, $.01                 20,000

   --------------------------------        -------------------------------
               Title                          Amount or Number of Shares


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4. Conversion or Exercise Price of Derivative Security

(i)     $5.84

(ii)    $5.84

(iii)   $2.42


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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)

(i)    Direct

(ii)   Direct

(iii)  Direct



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6. Nature of Indirect Beneficial Ownership (Instr. 5)


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   EXPLANATION OF RESPONSES:

   Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Explanation of Responses: (1) Option vests over a three-year period during which 1/3 vests on the
                                first anniversary date of the grant,
                                and remainder vests in equal monthly
                                increments over the following 24 months.

       /s/ Joseph L. Feshbach                       23 August 2001
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   **  SIGNATURE OF REPORTING PERSON                     DATE

   * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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